                              CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R.
                                     SECTIONS 200.80(B)(4), 200.83 AND 230.406


                      AMENDED AND RESTATED AGREEMENT #3 FOR

                                 PURCHASE OF AN

                                  X-RAY SYSTEM


                                  BY AND AMONG


                              SUREBEAM CORPORATION,

                             THE TITAN CORPORATION,

                                     (TITAN)


                                HAWAII PRIDE LLC,


                                  JOHN W. CLARK

                                       AND

                                  ERIC WEINERT

                        AMENDED AND RESTATED AGREEMENT #3
                                      AMONG
                  SUREBEAM CORPORATION, THE TITAN CORPORATION,
                                HAWAII PRIDE LLC,
                         JOHN W. CLARK AND ERIC WEINERT




The purpose of this Amended and Restated Agreement #3 ("Agreement") is to document the current understanding between SureBeam Corporation, a wholly owned subsidiary of the Titan Corporation ("SureBeam"), Eric Weinert, John Clark and Hawaii Pride, LLC ("HP LLC"). This Agreement will supersede the Agreement dated November 22, 1999 among Titan Scan Corp., Hawaii Pride LLC, John W. Clark and Eric Weinert, as well as the two amended and restated versions of such Agreement. If this Agreement is acceptable, please sign it and return it to the attention of the undersigned.


GENERAL PRINCIPALS OF THE AGREEMENT

1. Hawaii Pride, LLC will acquire from SureBeam an X-ray system ("the X-ray system", "the X-ray" or, the "X-ray Project") for the purpose of disinfesting fruit, flowers and other products with X-rays.

2. SureBeam, under the direction of Mr. Tom Allen, will be responsible for managing the construction of the X-Ray Project.

3. APA, Inc. will provide certain engineering, architectural and consulting services on the X-ray Project as directed by SureBeam.

4. The X-ray will be located in Keaau, Hawaii, the original site which was agreed to by all parties within HP LLC. The HP LLC will purchase the 20-acre parcel. SureBeam will identify at least two contractors and obtain quotes in connection with building the facility at this site. SureBeam in conjunction with the other members of HP LLC will make the final determination with respect to contractor selection.

5. HP LLC will obtain approximately $9 million worth of financing with the assistance of Web Financial Government Lending. Out of the total $9 million of financing, approximately $6.75 million worth of financing will be provided by the USDA Rural Development Agency. [...***...] will provide [...***...] worth of financing to HP LLC primarily related to the [...***...]. [...***...] also has a [...***...].

     In addition, as consideration for obtaining and maintaining the capital structure of HP LLC, [...***...] will receive a management fee of [...***...] for 2 years starting the first month of operation and [...***...] thereafter for the remaining life of the USDA loan. Nothing in this Agreement shall be construed or interpreted to mean that either [...***...] is responsible for operating the business of HP LLC.


                   * Confidential Treatment Requested

6. [...***...] financing of the project will be set up as convertible equity comprised of 3 different phases as follows:

     Phase 1 will be a loan in the amount of $1 million evidenced by a promissory note, that can be exercised for $1 at any time, at SureBeam's discretion, to convert $1 million of the [...***...] financing for exchange of 19.9% of the total equity of HP LLC.

     Phase 2 of the [...***...] relates to the [...***...] and [...***...] to
     [...***...]. This loan for [...***...] will be evidenced by a promissory note and will be recorded as [...***...] with an annual interest rate of 10%. HP LLC will make monthly interest payments to SureBeam. This convertible preferred stock may be converted to an additional 30.1% equity in HP LLC upon the payment of $1.00 for protective measures only and only under the following circumstances:

          -    Mismanagement of HP LLC by the then current management; or
          - An action resulting in default on loan payments and/or other financing requirements; or
          -    A liquidity event; or
          - Generally not exercising appropriate fiduciary responsibility to operate the business in a prudent and reasonable manner.


     During Phase 3 of this Agreement, should any of the following occur:

          -    Mismanagement of HP LLC by the then current management; or
          - An action resulting in default on loan payments and/or other financing requirements; or
          -    A liquidity event; or
          - Generally not exercising appropriate fiduciary responsibility to operate the business in a prudent and reasonable manner.

     and this causes HP LLC to default on the loan payments or fails to comply with the USDA requirements both operationally or within the covenants of the loan, SureBeam may exercise, upon payment of an additional $1, a warrant for the total combined equity interests of [...***...] and [...***...] at the time of exercise. Additionally, if [...***...] exercises this warrant, the land and building will be transferred by the owners of HP LLC to [...***...].

     HP LLC will, on a monthly basis, prepare a covenant compliance worksheet, per its loan agreement with Web Financial, whereby all financial covenants are calculated and certified by the equity owners of HP LLC. To the extent HP LLC is compliant and funds are available to repay any of [...***...] outstanding advances, HP LLC will make such payments monthly to [...***...].

     7. Once this Agreement is executed, and the X-ray project is successfully completed, as evidenced by HP LLC's acceptance thereof, and the initial loan for $1 million is converted to equity by SureBeam, the equity structure of HP LLC will be:

     -    [...***...] - [...***...]%
     -    [...***...] - [...***...]%
     -    Titan SureBeam or designee - 19.9%


                   * Confidential Treatment Requested

     Profit and losses of HP LLC along with any distributions made will be allocated in accordance with the equity ownership of HP LLC.

     The equity owners of HP LLC will be restricted as to any sale or transfers of their ownership interest in HP LLC as follows:

     The selling shareholder's equity interest shall be sold equally to the shareholders who wish to acquire such interest. If only one of the shareholders wishes to purchase the equity interest of the selling shareholder, then it may acquire the selling shareholder's interest in its entirety. If neither HP LLC nor any of the HP LLC equity owners wish to purchase the selling shareholder's equity interest, then the selling shareholder may sell its interest to an unrelated third party.

          Under any of the above scenarios, the equity sale price will be determined as follows:

          -    Mutual agreement between the buying and selling parties

                                Or, if that fails

          - A valuation will be made by an independent public accounting firm, the cost of which valuation will be split by the buying and selling party.

         In the event the selling shareholder sells its shares to an unrelated third party, the non-participating shareholders must first give consent to such third party sale as well as consent to the price of the shares to be sold.

8. The basic financial model supporting the X-ray project, HP LLC, and, obtaining the financing, is based on the ability of HP LLC to obtain commitments from potential customers to have product processed at the HP LLC X-ray site.

9. The total aggregate capital cost required to have the X-ray operational is [...***...] dollars ($US). Once the X-ray project is initiated, the estimated time to complete the X-ray project is expected to be [...***...].

10. SureBeam represents that it will use good manufacturing practices in accordance with applicable USDA regulations and requirements. SureBeam agrees to maintain and properly calibrate all equipment and maintain appropriate records, and SureBeam agrees to use appropriately trained operators for each aspect of the processing, if so separately engaged to perform this service by HP LLC. SureBeam will provide an X-ray system that will meet the Animal Plant Health Inspection Services standards relative to the irradiation of fruit.

11. SureBeam will provide HP LLC with access to a working capital line of credit up to a total aggregate amount of $[...***...] prior to obtaining USDA funding. The line of credit will be secured by a lien on the assets of HP LLC. The interest rate will be at [...***...].

12. HP LLC will be responsible for paying [...***...] of the costs and expenses related to the X-ray project. [...***...] total costs and expenses are currently estimated to be approximately $[...***...]. This includes all capital costs and pre operating costs. SureBeam will be selling an X-ray system to HP LLC. The cost of SureBeam's component of the X-ray system will be $[...***...]. SureBeam's component, as described on Exhibit I, includes the following:


                   * Confidential Treatment Requested

     -    Electron acceleration and controls
     -    Product conveyers
     -    Equipment assembly
     -    Equipment startup and validation
     -    Dosemetry equipment, maintenance training and operating training
     -    X-ray target

     The payment milestone from HP LLC to SureBeam for the $[...***...] SureBeam component will be made as follows:

     Payment #1 - $[...***...] upon successful closure of financing and funding received


     Payment #2 - $[...***...] due at HP LLC's acceptance of the SureBeam component

     All payments hereunder will be made in US dollars and are exclusive of taxes and shipping charges.

     Once SureBeam exercises the conversion option in Phase 1 of this Agreement, $1 million will be contributed from Titan or $1 million will be converted from the outstanding Titan financing and converted into 19.9% equity interest in HP LLC. The 19.9% equity interest received by SureBeam will be [...***...]. In other words, [...***...] will [...***...], in its
     [...***...] so that [...***...].

     13. Any references to this Agreement that are made in any other related agreements between the parties, shall refer only to this Amended and Restated Agreement #3 and not to any previous version.


                   * Confidential Treatment Requested

CONFIDENTIALITY

The parties anticipate that HP LLC, John W. Clark, Eric Weinert and SureBeam may learn confidential and proprietary information about each other. These parties on behalf of themselves, employees and agents, agree to keep all such proprietary information confidential and not disclose such information directly or indirectly to any third party or use it for any other purpose without prior written authorization from an authorized representative of other parties organization. These confidentiality requirements will not apply to the following: (1) information parties knew prior to signing this Agreement; (2) information that is publicly known or becomes publicly known through no breach of this Agreement, and (3) information that rightfully obtained by parties from any third party who has no duty of confidentiality. Parties agree to take all necessary steps to protect confidential information from distribution or disclosure. The obligations of this paragraph continue in perpetuity after this Agreement terminates and apply to employees and agents of parties.

LIABILITY AND INDEMNIFICATION

SureBeam's obligations under this Agreement are limited to providing the services in accordance with the provisions of this Agreement. Except as set out in this Agreement, SureBeam makes no other representations or warranties of any kind, express or implied, including without limitation, the implied warranties of merchantability and fitness for a particular purpose and non-infringement. Subject to the preceding sentence, HP LLC will defend, indemnify and hold SureBeam harmless from the following items described in this paragraph relating to the services SureBeam will provide as described in this Agreement. These items include any loss, damage, cost, expense (including attorney fees), claim or liability arising out of or relating to this Agreement including, without limitation, any liability of HP LLC relating to a product recall. For purposes of this paragraph, the "Company" means SureBeam, The Titan Corporation, all subsidiary and related companies as well as all employees, agents, officers and directors of all such entities. This provision does not apply to liability resulting from illegal acts or gross negligence of the Company. SureBeam is not liable for any indirect, special, consequential or punitive damages of any kind under any circumstances regardless of the nature of the claim or liability.

ARBITRATION

The parties agree to submit all disputes they cannot resolve themselves to final and binding arbitration held in San Diego, California. American Arbitration Association ("AAA") rules relating to commercial arbitration will apply. The parties involved in the dispute agree jointly to select a single arbitrator from an AAA panel. If the parties cannot agree on an arbitrator, they will each select an arbitrator and the arbitrators so selected will pick the single arbitrator who will decide the dispute. The parties agree the arbitrator will not have the authority to award punitive or consequential damages. The parties involved in the arbitration proceeding will split equally the costs of the arbitration and each such party will be responsible for payment of its own legal fees. Arbitration awards are not appealable. The parties can each enforce them through any court of competent jurisdiction. The arbitrator must apply California law and has exclusive authority to resolve any dispute relating to the interpretations, applicability or formation of this Agreement. The parties waive all rights to adjudication in a court of law and to a venue other than San Diego, CA.

FORCE MAJEURE

If any party is unable to carry out its obligations under this Agreement excluding the obligation to pay money, because of force majeure, the parties agree to suspend performance until the event creating the force majeure is over. For this purpose force majeure includes storms, floods, earthquakes, other acts of God, the acts of civil or military authority, quarantine restrictions, riots, strikes, fires, lockouts, other labor disputes, commercial impossibility, explosions and bombings, the inability to obtain permits or other governmental approvals, or because of any other cause or causes beyond the reasonable control of the party seeking to be excused from performance. The party unable to perform agrees to resume performance of its obligations upon the termination of the event or cause, which excused performance.

MISCELLANEOUS PROVISIONS

This Agreement will be interpreted and enforced under California law, without regard to its conflicts of laws principles. It will be interpreted in accordance with its plain meaning and not strictly for or against any party, regardless of the drafter. The parties will not consider any part of this Agreement waived, amended or modified unless that waiver, amendment or modification is in writing and signed by all parties. The terms of this Agreement may not be changed or modified without the prior written consent of all parties. If there is a discrepancy between the terms of any purchase order or invoice and any of the terms in this Agreement, the terms of this Agreement will prevail. This Agreement is binding upon and inures to the benefit of the parties and their respective successors in interest. If a court or arbitrator determines any portion of this Agreement is not valid, or enforceable, the remaining parts of the Agreement remain valid. This Agreement contains the entire understanding of the matters set forth in this document. It supersedes all other prior written and oral agreements and understandings of such matters. The parties each acknowledge it has the authority to sign this Agreement. In addition, the parties each acknowledges that it has not relied on any written or oral representations other than those contained in this Agreement. Any notices required under this Agreement will be made in writing and send by first class certified mail, personal delivery or expedited overnight carrier. Unless any of the parties notifies the others to the contrary, the addresses at the beginning of this Agreement will be used for notice purposes.

Sincerely,

/s/ Larry Oberkfell

Larry Oberkfell
President & CEO
SureBeam Corporation

                                                                      EXHIBIT I


                           SUMMARY OF ESTIMATED TOTAL
                        CAPITAL COSTS OF HAWAII PRIDE LLC
                       X-RAY SYSTEM FACILITY (US DOLLARS)



Land                                                       $ [...***...]

Total building & infrastructure
 Cost to support X-ray system                                [...***...]

Total X-ray system costs (SureBeam component)                [...***...]

Total APA support costs                                      [...***...]

Equipment & furniture & fixtures                             [...***...]

Total fruit packing line                                     [...***...]
                                                                 -------

Total estimated costs                                        [...***...]

Total cost "contingency"                                     [...***...]
                                                               ---------

Total estimated capital costs                               $[...***...]
                                                              ==========


                   * Confidential Treatment Requested

Accepted and Agreed by:



By: /s/ Larry A. Oberkfell                          By: /s/ John W. Clark
   ---------------------------                         ------------------------

Title: President & CEO              Title: President
      ------------------------            -----------------------

Date: October 2, 2000               Date: October 2, 2000
     -------------------------           ------------------------

SureBeam Corporation                Hawaii Pride LLC



By: /s/ Eric Weinert                               By: /s/ John W. Clark
   ---------------------------                         ------------------------

Title: Vice President, Sales        Title: President
      ------------------------            -----------------------

Date: October 2, 2000               Date: October 2, 2000
     -------------------------           ------------------------

John W. Clark                                       Eric Weinert


By: /s/ Larry A. Oberkfell
   ---------------------------

Title: President & CEO
      ------------------------

Date: October 2, 2000
     -------------------------

The Titan Corporation


Signature Page to the Amended and Restated Agreement #3 for Purchase of an X-Ray System